Exhibit 11

                LEXINGTON HEALTHCARE GROUP, INC. AND SUBSIDIARIES
                  SCHEDULE OF COMPUTATION OF EARNINGS PER SHARE
                      (In thousands, Except Per Share Data)

                                                                     Years Ended June 30,
                                                               2001           2000           1999
                                                           -----------    -----------    -----------

Net income (loss)                                          $(7,752,000)   $(4,103,000)   $(1,577,000)
                                                           -----------    -----------    -----------

Net income (loss) for basic earnings per common share      $(7,752,000)   $(4,103,000)   $(1,577,000)
                                                           -----------    -----------    -----------

Weighted average number of common shares outstanding
during the year                                              3,525,000      3,568,000      4,125,000
                                                           -----------    -----------    -----------

Weighted average number of shares used in calculation of
basic earnings per share
                                                             3,525,000      3,568,000      4,125,000
                                                           ===========    ===========    ===========

Basic earnings (loss) per common share                           (2.20)   $     (1.15)   $     (0.38)
                                                           ===========    ===========    ===========

      Earnings per common share is computed using the weighted average number of shares deemed outstanding. Dilutive earnings per share has not been presented as the potentially dilutive stock options and warrants are anti-dilutive.